 Exhibit 5.1

EAD LAW GROUP, LLC

November 21, 2019

Board of Directors Allure Worldwide, Inc.

18731 SE River Ridge

Tequesta, FL 33469

Re:	Registration Statement on Form S-1 for Allure Worldwide, Inc., a Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 20,000,000 shares held by existing shareholders and 1,000,000 newly issued shares for public sale of the Company's common stock, $.001 par value, to be sold by the existing selling shareholders and the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i. The Certificate of Incorporation of the Company; ii. The Registration Statement and the Exhibits thereto; and

iii. Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

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6671 S. Las Vegas Blvd. Building D, Suite 210

Las Vegas, NV 89119

Email: ead@eadlawgroup.com 702-761-6769

Board of Directors Allure Worldwide, Inc.

November 1, 2019

Based on the foregoing, I am of the opinion that (i) the 1,000,000 shares to be offered by the company will when sold be legally issued, fully paid and non-assessable, and (ii) the 20,000,000 shares held by the selling shareholders are and will be when sold in this offering be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of this registration statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely,

EAD LAW GROUP, LLC

/s/ Elaine Dowling, Esq.

Elaine Dowling, Esq.

EAD:gd

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